SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. 2)

FILED  BY  REGISTRANT     [X]
FILED  BY  A  PARTY  OTHER  THAN  THE  REGISTRANT     [  ]
CHECK  THE  APPROPRIATE  BOX:
     [  ]     PRELIMINARY  PROXY  STATEMENT
     [  ]     CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE
              14A-B(E)(2))
     [X]      DEFINITIVE  PROXY  STATEMENT
     [  ]     DEFINITIVE  ADDITIONAL  MATERIALS
     [  ]     SOLICITING  MATERIAL  PURSUANT  TO  240.14A-11(C)  OR  240.14A-12

                                 PIZZA INN, INC.
                 (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

PAYMENT  OF  FILING  FEE  (CHECK  THE  APPROPRIATE  BOX):
[X]     NO  FEE  REQUIRED.

[ ]     FEE COMPUTED ON TABLE BELOW PER EXCHANGE ACT RULES 14A-6(I)(1) AND 0-11.
     1)  TITLE  OF EACH CLASS OF SECURITIES TO WHICH TRANSACTION APPLIES:
     2)  AGGREGATE  NUMBER  OF  SECURITIES  TO  WHICH  TRANSACTION  APPLIES:
     3) PER UNIT PRICE OR OTHER UNDERLYING VALUE OF TRANSACTION COMPUTED PURSUANT TO EXCHANGE ACT RULE 0-11 (SET FOR THE AMOUNT ON WHICH THE FILING FEE IS CALCULATED AND STATE HOW IT WAS DETERMINED):
     4)  PROPOSED  MAXIMUM  AGGREGATE  VALUE  OF  TRANSACTION:
     5)  TOTAL  FEE  PAID:

[ ]      FEE  PAID PREVIOUSLY WITH PRELIMINARY MATERIALS.

[ ] CHECK BOX IF ANY PART OF THE FEE IS OFFSET AS PROVIDED BY EXCHANGE ACT RULE 0-11(A)(2) AND IDENTIFY THE FILING FOR WHICH THE OFFSETTING FEE WAS PAID PREVIOUSLY. IDENTIFY THE PREVIOUS FILING BY REGISTRATION STATEMENT NUMBER, OR THE FORM OR SCHEDULE AND THE DATE OF ITS FILING.

     1)  AMOUNT PREVIOUSLY PAID:
     2) FORM, SCHEDULE OR REGISTRATION STATEMENT NO:
     3)  FILING  PARTY:
     4)  DATE  FILED:

EXPLANATORY NOTE: This Amendment No. 2 to the Proxy Statement on Schedule 14A filed November 10, 2004 by Pizza Inn, Inc. with the Commission (the "Original Proxy Statement") supersedes and replaces the Original Proxy Statement and that certain Amendment No. 1 to the Original Proxy Statement filed November 12, 2004 by Pizza Inn, Inc. with the Commission.


                                 PIZZA INN, INC.
                              3551  PLANO  PARKWAY
                           THE  COLONY,  TEXAS  75056
                               (469)  384-5000

                  NOTICE  OF  ANNUAL  MEETING  OF  SHAREHOLDERS

                          TO  BE  HELD  JUNE  23,  2005

To  our  Shareholders:

     The 2004 Annual Meeting of Shareholders of Pizza Inn, Inc. (the "Company") will be held at the Company's corporate offices, 3551 Plano Parkway, The Colony, Texas 75056, on Thursday, June 23, 2005, at 10:00 a.m., Dallas time, for the following purposes:

1.     To  elect  four  Class  I  directors;

2. To consider and vote upon a proposal to approve the adoption of a stock award plan for non-employee directors as a successor plan to the 1993 Outside
Directors  Stock  Award  Plan  that  expired  in  2003;

3. To consider and vote upon a proposal to approve the adoption of a stock award plan for employees as a successor plan to the 1993 Employee Stock Award Plan that expired in 2003;

4. To consider and vote upon a proposal to amend the Company's Restated Articles of Incorporation to declassify the board of directors; and

5. To transact such other business as may properly come before the meeting or any postponements or adjournments thereof.

These items are more fully described in the proxy statement, which is part of this notice. We have not received notice of other matters that may be properly presented at the annual meeting. A copy of the Company's Annual Report for the fiscal year ended June 27, 2004 is also enclosed. Except as expressly incorporated by reference herein, such Annual Report does not constitute a part of the materials used for the solicitation of proxies.

Please read the enclosed proxy statement carefully. Complete, date and sign the proxy, and mail it in the stamped envelope enclosed for your convenience.

Only shareholders of record at the close of business on May 1, 2005 are entitled to notice of, and to vote at, this meeting and any postponements or adjournments thereof.

                                       By  Order  of  the  Board  of  Directors,


                                       Rod  J.  McDonald
The  Colony,  Texas                    Corporate  Secretary
June  6,  2005

     WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE COMPLETE, DATE, AND SIGN THE ENCLOSED PROXY, AND MAIL IT IN THE STAMPED ENVELOPE ENCLOSED FOR YOUR CONVENIENCE. THE ENCLOSED PROXY IS REVOCABLE AT ANY TIME PRIOR TO ITS USE.

                             YOUR VOTE IS IMPORTANT.

                                 PIZZA INN, INC.
                              3551  PLANO  PARKWAY
                          THE  COLONY,  TEXAS  75056
                                (469)  384-5000

                            PROXY  STATEMENT  FOR  THE
                        ANNUAL  MEETING  OF  SHAREHOLDERS

                           TO  BE  HELD  JUNE  23,  2005

     Pizza Inn, Inc., a Missouri corporation (the "Company"), is soliciting proxies to be voted at the Annual Meeting of Shareholders (the "Annual Meeting") to be held at the Company's corporate offices, 3551 Plano Parkway, The Colony, Texas 75056, on Thursday, June 23, 2005, at 10:00 a.m., Dallas time, and at any postponements or adjournments thereof. This Proxy Statement and the enclosed form of proxy are first being sent or made available to the Company's shareholders on or about June 6, 2005.

     If the proxy is signed and returned before the Annual Meeting, it will be voted in accordance with the directions on the proxy or, if no directions are made, by the proxies named therein in their discretion. A shareholder may revoke a proxy at any time before it is voted by execution of a subsequent proxy, voting the shares in person at the Annual Meeting or by giving written notice to Pizza Inn, Inc., c/o Securities Transfer Corporation, Transfer Agent, 2591 Dallas Parkway, Suite 102, Frisco, Texas 75034 at any time prior to the close of the polls at the Annual Meeting stating that the proxy has been revoked. If you hold shares through a bank or brokerage firm, you must contact that firm to revoke any prior voting instructions. The Company must receive the notice or a new proxy card before the vote is taken at the Annual Meeting.

                           OUTSTANDING  CAPITAL  STOCK

     The record date for shareholders entitled to notice of, and to vote at, the Annual Meeting is May 1, 2005. At the close of business on that date, there were 10,091,294 outstanding shares of common stock, $.01 par value ("Common Stock"). No other class of securities of the Company is entitled to notice of, or to vote at, the Annual Meeting.

                      ACTION  TO  BE  TAKEN  AT  THE  MEETING

     The accompanying proxy, unless the shareholder otherwise specifies in the proxy, will be voted:

1. FOR the election of the four Class I director nominees named herein, to serve for a term of two years each (or one year if the proposal to amend the Company's Restated Articles of Incorporation is adopted) or until their respective successors are elected and qualified;

2. FOR the approval of the adoption of a stock award plan for non-employee directors as a successor plan to the 1993 Outside Directors Stock Award Plan that expired in 2003;

3. FOR the approval of the adoption of an incentive stock award plan for employees as a successor plan to the 1993 Employee Stock Award Plan that expired in 2003;

4. FOR the amendment of the Company's Restated Articles of Incorporation to declassify the board of directors; and

5. In the discretion of the proxy holders, as to the transaction of such other business as may properly come before the meeting or any postponements or adjournments thereof.

     The Board of Directors is not presently aware of any other business to be brought before the Annual Meeting.

                                QUORUM AND VOTING

     A majority of the outstanding shares entitled to vote at the Annual Meeting, represented in person or by proxy, shall constitute a quorum at the Annual Meeting. If a quorum is not present, in person or by proxy, the meeting may be postponed or adjourned from time to time until a quorum is obtained. Each outstanding share entitled to vote under the provisions of the Company's Restated Articles of Incorporation shall be entitled to one vote on each matter submitted to a vote at the Annual Meeting. Cumulative voting for the election of directors is not permitted. Thus, a shareholder is not entitled to cumulate his votes and cast them all for any single nominee or to spread his votes, so cumulated, among more than one nominee. The election of each nominee as a director requires the affirmative vote of the holders of record of a majority of the outstanding shares entitled to vote on the election of directors and represented in person or by proxy at the Annual Meeting at which a quorum is present.

     Shares represented by a shareholder who, or a proxy that, directs that the shares abstain from voting or that a vote be withheld on the election of directors or any other matter, shall be deemed to be represented at the meeting for quorum purposes as to such manner, but shall be treated, and have the same effect, as a vote against the nominees for election as directors or against such other matter, as applicable. Broker non-votes shall be deemed to be represented at the meeting for quorum purposes, but shall be treated, and have the same effect, as a vote against the nominees for election as directors and shall be treated as shares that are not entitled to vote on, and have the effect of neither a vote for nor a vote against, each other matter. Shares as to which voting instructions are given as to at least one of the matters to be voted on shall also be deemed to be so represented. If the proxy states how shares will be voted in the absence of instructions by the shareholder, such shares shall be deemed to be represented at the meeting.

     The enclosed proxy, if properly executed and returned, will be voted as directed or stated on the proxy or, in the absence of such direction, for the election of the nominees as directors and each other matter on the proxy. If any other matters properly come before the meeting, the enclosed proxy will be voted by the proxy holders in accordance with their best judgment in their discretion. The Board believes that all the nominees will be available to serve as directors. If any nominee is unable to serve or for good cause will not serve, the Board may recommend a substitute nominee, or the Board may fill the vacancy later. The shares represented by all valid proxies may be voted for the election of a substitute if one is nominated.

                                  PROPOSAL ONE:

                              ELECTION OF DIRECTORS

     The Company's Restated Articles of Incorporation and Bylaws provide that the Board of Directors shall be divided into two Classes. The terms of the four incumbent Class I directors expire at the Annual Meeting. The Board has nominated four candidates for election at the Annual Meeting, two of whom are incumbent Class I directors. If elected, each director nominee shall hold office for a two-year term, subject to the proposed amendment to the Company's Restated Articles of Incorporation, which would change the term as described herein, or until his successor shall have been elected and qualified. Each nominee of the Board has expressed his intention to serve the entire term for which election is sought and has agreed to serve for a term of one year only if the shareholders approve Proposal Four, to declassify the Board. If any nominee is unable or unwilling to serve at the time the election occurs, the proxies may be voted for the election of another nominee to be designated by the Board. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE FOUR NOMINEE DIRECTORS.

On October 20, 2004, the Board of Directors approved a proposal to amend the Company's Restated Articles of Incorporation to delete Section 8.2, the provision that divides the Board into two classes of directors. The amended and substituted Section 8.2 would provide for one class of directors. Under the amendment, if approved by the shareholders, the four director nominees proposed in this proxy, if elected, will hold office until the 2005 annual meeting of shareholders (expected to be held in December 2005), at which time they, or their successors, would be subject to election as members of a single class of seven directors. Those directors currently referred to as Class II directors, who were elected at the 2003 annual meeting of shareholders to hold office until the 2005 annual meeting of shareholders, will complete their terms at the 2005 annual meeting of shareholders, at which time they, or their successors, would be subject to election as members of a single class of seven directors. Members of the single class, or their successors, would be subject to re-election every year. The proposal to amend the Restated Articles of Incorporation requires the approval of holders of a majority of the shares present in person or represented by proxy and entitled to vote.

     If the proposed amendment is not approved by the shareholders, the two classes of directors will continue, and the four Class I nominees, if elected, will serve two-year terms.

     Following is the biographical information, as of April 1, 2005, of the four nominee directors, and the three directors whose terms of office will continue after the Annual Meeting, the class to which each director has been or will be elected, and the year in which each director was first elected.


                                     NOMINEES

     Bobby L. Clairday, 61, is an Area Developer of Pizza Inn restaurants and he is President, a Director and sole shareholder of Clairday Food Services, Inc., a Pizza Inn franchisee operating Pizza Inn restaurants in Arkansas. Mr. Clairday is also sole shareholder of Advance Food Services, Inc., a franchisee operating Pizza Inn restaurants in Arkansas. From 1990 until his election as a Director of the Company in January 1993, Mr. Clairday was an ex-officio member of the Board of Directors, serving as a representative of the Company's franchisees. He has served as the President of the Pizza Inn Franchisee Association and as a member of various committees and associations affiliated with the Pizza Inn restaurant system. Mr. Clairday has been a franchisee of the Company for over twenty years and a Class I Director for over nine years.

     John D. Harkey, Jr., 44, has served as Chief Executive Officer and Chairman of Consolidated Restaurant Companies, Inc., as Chief Executive Officer and Vice Chairman of Consolidated Restaurant Operations, Inc., and has been manager of the investment firm Cracken, Harkey, Street & Hartnett since 1997. From 1992 to 1998, Mr. Harkey was a partner with the law firm Cracken & Harkey, LLP. Mr. Harkey was founder and managing director of Capstone Capital Corporation and Capstone Partners, Inc. from 1989 until 1992. He has been a director of Total Entertainment Restaurant Corporation since 1999.

     Timothy P. Taft, 47, was appointed President and Chief Executive Officer in March 2005. Prior to joining the Company, Mr. Taft served as President and Chief Operating Officer of Whataburger, Inc. from October 2000 through October
2005. Prior to that, he served in various senior management positions with Whataburger, Inc. beginning in 1994. Before joining Whataburger, Inc., Mr. Taft was Vice President of The Marketing Continuum, a marketing services agency.

     Mark E. Schwarz, 44, is the Chairman, Chief Executive Officer and Portfolio Manager of Newcastle Capital Management, L.P., a private investment management firm he founded in 1993 that is the general partner of Newcastle Partners, L.P. Mr. Schwarz was appointed Chairman of the Board of the Company in February 2004. Mr. Schwarz is also Chairman of the Board and Chief Executive Officer of Hallmark Financial Services, Inc., Chairman of the Board of Bell Industries, Inc., Chairman of the Board of New Century Equity Holdings Corp., and a director of Nashua Corporation, S L Industries, Inc. and Web Financial Corporation. Mr. Schwarz was appointed a Director in December 2002 to fill a vacant Class I Board seat.

                             CONTINUING  DIRECTORS

     Robert B. Page, 45, is a franchisee of Shoney's, Inc., a family dining restaurant chain. From November 2000 until September 2002, Mr. Page was Chief Operations Officer of Gordon Biersch Brewery Restaurant Inc., a group of casual dining restaurants. From 1993 through 2000 he worked for Romacorp, Inc., which owns Tony Roma's, a chain of casual dining restaurants, where he was Chief Executive Officer and a board member from 1998 through 2000, and President and Chief Operations Officer from 1993 through 1998. Mr. Page was elected a Class II Director of the Company in February 2004, and was appointed as the Company's Acting Chief Executive Officer in January 2005, a position he held until March 2005.

     Ramon D. Phillips, 71, is the former Chairman of the Board, President, and Chief Executive Officer of Hallmark Financial Services, Inc., a financial services company. He served as Chairman, President, and Chief Executive Officer of Hallmark from 1989 through 2000, and as Chairman through August 2001. Prior to Hallmark, Mr. Phillips had over fifteen years experience in the franchise restaurant industry, serving as Controller for Kentucky Fried Chicken, Inc. (1969-1974) and as Executive Vice President and Chief Financial Officer for Pizza Inn, Inc. (1974-1989). He was elected a Director of the Company in 1990 and served through 2002. He served as an Advisory Director in 2002 and was re-elected as a Class II Director in February 2004.

     Steven J. Pully, 45, is the President of Newcastle Capital Management, L.P., the general partner of Newcastle Partners, L.P. Mr. Pully has also been Chief Executive Officer and a director of New Century Equity Holdings Corp. since June 2004, and was Chief Executive Officer of Pinnacle Frames and Accents, Inc. from January 2003 through June 2004. Prior to joining Newcastle Capital Management, L.P. in late 2001, from May 2000 to December 2001, he was a managing director in the mergers and acquisitions department of Banc of America Securities, Inc. and from January 1997 to May 2000 he was a member of the investment banking department of Bear Stearns where he became a senior managing director in 1999. Prior to becoming an investment banker, Mr. Pully practiced securities and corporate law at the law firm of Baker & Botts. Mr. Pully is a CPA, a CFA, and a member of the Texas Bar. Mr. Pully was appointed a Director in December 2002 to fill a vacant Class II Board seat.



               INFORMATION REGARDING THE BOARD AND ITS COMMITTEES

     The business of the Company is managed under the direction of the Board of Directors. Each director is expected to make reasonable efforts to attend board meetings, meetings of committees of which such director is a member and the Annual Meeting of Shareholders. The Board of Directors intends to comply with the corporate governance guidelines set forth by The Nasdaq Stock Market ("Nasdaq") listing standards and Securities and Exchange Commission ("SEC") rules adopted to implement provisions of the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act"). The Board has six committees: an Executive Committee, an Audit Committee, a Compensation Committee, a Finance Committee, a Nominating and Governance Committee and a Strategic Planning Committee. The charters for certain Board committees, including the Nominating and Governance Committee, may be viewed at http://www.pizzainn.com.
                -----------------------

     The Board met nine times during the last fiscal year. All directors attended 75% or more of the Board meetings and meetings of the committees on which they served and all seven directors attended the prior year's annual meeting. Below is a table that provides membership and meeting information for each of the Board committees during fiscal year 2004:





                                                         Nominating    Strategic
Name           Executive Audit Compensation Finance    & Governance     Planning
--------------------------------------------------------------------------------
Mr.  Schwarz       X*
Mr.  Clairday
Mr.  Page                 X2       X2          X*               X2           X**
Mr.  Parker       X1
Mr.  Phillips     X       X*       X          X                X            X**
Mr.  Powell               X
Mr.  Pully                         X*         X                X*

Number of Meetings
 in Fiscal 2004   10      9        5          3                1            143
-------------------------------------------------------------------------------
1 - Mr. Parker was replaced by Mr. Page as a member of the Executive Committee in December 2004.
2  -  Mr. Page  resigned  his membership on these committees effective as of his
appointment  as  Acting  Chief  Executive  Officer  on   January  4,  2005.
3  -  Includes  five  meetings  with  the  Company's  management  team.
*   Committee  Chairman
**  Committee  Co-Chairman


     Independent directors meet at least twice annually apart from other Board members and management representatives. Each of the Company's current directors, other than Mr. Clairday, Mr. Page and Mr. Parker, qualify as "independent" in accordance with published Nasdaq listing requirements. On January 4, 2005 the Board appointed Mr. Page as Acting Chief Executive Officer of the Company. Mr. Page served in that capacity until the appointment of Mr. Taft as President and CEO on March 31, 2005. According to published Nasdaq listing requirements during his term as Acting CEO and for a period of three years thereafter, Mr. Page will not qualify as an independent director.

     Below is a description of each committee of the Board. Each of the committees has authority to engage legal counsel or other experts or consultants as it deems appropriate to carry out its responsibilities. The Board has determined that each member of each committee meets the applicable laws and regulations regarding "independence" when applicable and that each member is free of any relationship that would interfere with his individual exercise of independent judgment.

     Executive  Committee.  This  committee  will consider issues as directed by
     --------------------
the Chairman of the Board. It also may exercise the authority of the Board between Board meetings, except to the extent that the Board has delegated authority to another committee or to other persons, and except as otherwise limited by Missouri law.

     Audit  Committee.  The  Company  has a separately designated standing audit
     ----------------
committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934. The responsibilities of this committee include reviewing the financial reports and other financial information provided by the Company to any governmental body or the public; the Company's systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established; the Company's auditing, accounting and financial reporting processes generally; and such other functions as the Board may from time to time assign to the committee. In performing its duties, the committee seeks to maintain an effective working relationship with the Board, the independent accountant and management of the Company. The specific duties and functions of the Audit Committee are set forth in the Audit Committee Charter. The Charter is reviewed annually and updated as necessary to reflect changes in regulatory requirements, authoritative guidelines, and evolving practices.

     Management is responsible for the preparation, presentation, and integrity of the Company's financial statements, accounting and financial reporting principles, internal controls and procedures designed to ensure compliance with accounting standards, applicable laws, and regulations. The Company's independent auditor, BDO Seidman LLP, is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles.

     Compensation Committee.  The primary responsibilities of this committee are
     ----------------------
to (a) review and recommend to the Board the compensation of the Chief Executive Officer and other officers of the Company, (b) review executive bonus plan allocations, (c) oversee and advise the Board on the adoption of policies that govern the Company's compensation programs, (d) oversee the Company's administration of its equity-based compensation and other benefit plans, and (e) approve grants of stock options to officers and employees of the Company under its stock plans. The Compensation Committee's role includes producing the report on executive compensation required by SEC rules and regulations. The specific duties and functions of the Compensation Committee are set forth in its charter. This charter is reviewed annually and updated as necessary to reflect changes in regulatory requirements, authoritative guidelines and evolving practices.

     Finance  Committee.  The  primary responsibilities of this committee are to
     ------------------
(a) monitor present and future capital requirements and opportunities pertaining to the Company's business and (b) review and provide guidance to the Board and management about all proposals concerning major financial policies of the Company. The Finance Committee's role includes designating officers and employees who can execute documents and act on behalf of the Company in the ordinary course of business under previously approved banking, borrowing, and other financing arrangements.

     Nominating  and Governance Committee.  The primary responsibilities of this
     ------------------------------------
committee are to (a) recommend the slate of director nominees for election to the Board, (b) identify and recommend candidates to fill vacancies occurring between annual shareholder meetings and (c) review, evaluate, and recommend changes to the Company's corporate governance practices. The Nominating and Governance Committee's role includes periodic review of the compensation paid to non-employee directors for annual retainers and meeting fees and making recommendations to the Board for any adjustments. The specific responsibilities and functions of the Nominating and Governance Committee are set forth in its Charter.

     From time to time the Nominating and Governance Committee reviews the Board to assess the skills and characteristics required of Board members in the context of the current composition of the Board. This assessment includes issues of diversity in numerous factors, understanding of and achievements in the restaurant industry, board service, business, finance, marketing and community involvement. These factors, and any other qualifications considered useful by the Nominating and Governance Committee, are reviewed in the context of an assessment of the perceived needs of the Board at a particular point. As a result, the priorities and emphasis of the Nominating and Governance Committee and of the Board may change from time to time to take into account changes in business and other trends, and the portfolio of skills and experience of current and prospective Board members. Therefore, while focused on the achievement and the ability of potential candidates to make a positive contribution with respect to such factors, the Nominating and Governance Committee has not established specific minimum criteria or qualifications that a nominee must possess.

     Consideration of new Board nominee candidates typically involves a series of internal discussions, review of information concerning candidates and interviews with selected candidates. In general, candidates for nomination to the Board are suggested by Board members or by employees. In determining the slate of nominees for the 2004 annual meeting, the Nominating and Governance
Committee considered a number of candidates recommended by shareholders, directors and others. Mr. Harkey and Mr. Taft were both recommended to the Nominating and Governance Committee for nomination to the Board by non-management directors who are also shareholders, and were nominated as candidates for election to the Board by the Nominating and Governance Committee. In 2004 the Company did not employ a search firm or pay fees to other third parties in connection with seeking or evaluating Board nominee candidates. The Nominating and Governance Committee will consider director candidates recommended by shareholders. The Nominating and Governance Committee evaluates candidates proposed by shareholders using the same criteria as for other candidates. The name of any recommended candidate for director, together with a brief biographical sketch, a document indicating the candidate's willingness to serve if elected and evidence of the nominating person's ownership of Company stock should be sent to the Corporate Secretary of the Company using one of the methods set forth in "Communications from Shareholders to the Board," below.

     Strategic  Planning Committee.  This committee was constituted on April 21,
     -----------------------------
2004 specifically to work with the Company's senior management to create and implement a strategic plan for the Company. The Strategic Planning Committee and Company management assembled and analyzed data pertaining to the Company's business plan, competitive environment and objectives and other factors relevant to the Company's concepts, products and services, ultimately preparing and recommending plans, timetables, strategies, options and procedures for the Company's long-term growth and success. The Strategic Planning Committee is currently inactive; however, it is subject to reformation from time to time as the Board may deem necessary.

     Communications  from  Shareholders  to  the  Board

     The Board recommends that shareholders initiate any communications with the Board in writing and send them in care of the Corporate Secretary. Shareholders can send communications by e-mail to corporate_secretary@pizzainn.com, by fax to
                                     --------------------------------
(469) 384-5061 or by mail to Corporate Secretary, Pizza Inn, Inc., 3551 Plano Parkway, The Colony, TX 75056. This centralized process assists the Board in reviewing and responding appropriately to shareholder communications. The names of specific intended Board members should be noted in the communication. The Board has instructed the Corporate Secretary to forward such correspondence only to the intended recipients; however, the Board has also instructed the Corporate Secretary, prior to forwarding any correspondence, to review such correspondence and, in his discretion, not to forward certain items if they are deemed of a commercial or frivolous nature or otherwise inappropriate for the Board's consideration. In such cases, that correspondence may be forwarded elsewhere in the Company for review and possible response.



Director  Compensation

     During fiscal year 2004, each non-employee director received as compensation for serving on the Board and committees of the Board:

     An  annual  retainer  of  $17,000;

     An  annual  retainer  of  $6,000  for  the  Chairman  of  the  Board;  and

     A per meeting fee of $1,000 for Board meetings and $250 fee for committee meetings.

     While Acting CEO of the Company, Mr. Page received no compensation for serving as a director, except that he, like all directors of the Company, was eligible to receive reimbursement of any expenses incurred in attending Board and committee meetings. Mr. Parker has received the standard director's compensation effective as of December 14, 2004, the day after his last day of employment by the Company. Previously Mr. Parker was not paid for serving as a member of the Board.

     Members of the Strategic Planning Committee received a per diem fee of $500 for each day they were directly engaged in the discharge of committee responsibilities. As of the date of this proxy statement, the Company is withholding Board fees otherwise due to Mr. Clairday and offsetting those amounts against the Advance Foods Debt (defined below), and the Company is actively pursuing with Mr. Clairday alternative methods to pay the Company in full.

     In addition to annual and meeting fees, each non-employee director was eligible to receive stock option awards under the 1993 Outside Directors Stock Award Plan (the "1993 Plan") until the 1993 Plan's expiration on October 13,
2003. Under the 1993 Plan, eligible directors would receive, as of the first day of the Company's fiscal year, options for Common Stock equal to twice the number of shares of Common Stock purchased during the preceding fiscal year or purchased by exercise of previously granted options during the first ten days of the current fiscal year. On the first day of the first fiscal year immediately following the day on which a non-employee director first became eligible to participate in the 1993 Plan, that director would receive options to acquire two shares of Common Stock for each share of Common Stock owned by such director on the first day of the fiscal year. Stock options granted under the 1993 Plan have an exercise price equal to the market price of the Common Stock on the date of grant and are first exercisable one year after grant. For shares of Common Stock purchased during fiscal 2004 or thereafter, each eligible director will be entitled to options for no more than 40,000 shares per fiscal year if the Directors Plan (defined below) is approved.

     Since the beginning of fiscal year 2004, stock options for 5,000 shares were granted to Mr. Schwarz pursuant to the 1993 Plan at an exercise price of $2.15 per share.

     Expiration of the 1993 Plan does not affect vesting, exercise or expiration of options previously granted pursuant to such Plan; however, no further options may be granted.

     The Board expects to grant stock option awards to non-employee directors beginning in calendar year 2005 if the shareholders approve Proposal Two, "Adoption of a Non-Employee Directors Stock Option Award Plan."




                               EXECUTIVE OFFICERS

     The following table sets forth certain information, as of April 1, 2005, regarding the Company's executive officers:

                                                                       Executive
                                                                         Officer
Name                  Age     Position                                     Since
----                  ---     --------                                     -----
Timothy P. Taft       47      President  and  Chief  Executive  Officer     2005
Ward T. Olgreen       46      Senior Vice President of Franchise Operations
                              and Concept Development                       1995
Shawn M. Preator      35      Chief  Financial  Officer  and  Vice
                              President  of  Distribution                   1999
Rod J. McDonald       44      Secretary and General Counsel                 2004

Danny K. Meisenheimer 45      Vice  President  of  Marketing                2003

                 BIOGRAPHIES OF NON-DIRECTOR EXECUTIVE OFFICERS

     Ward T. Olgreen was appointed Senior Vice President of Franchise Operations and Concept Development in December 2002. He was appointed Vice President of Concept Development in February 1999 and Senior Vice President of Concept Development in July 2000. He joined the Company in September 1991 and served in a variety of operational positions until his appointment in January 1995 as Vice President of International Operations and Brand R&D. Mr. Olgreen was a Branch Manager for GCS Service, Inc., a restaurant equipment service provider, from June 1986 through July 1991.

     Shawn M. Preator was appointed Chief Financial Officer and Vice President of Distribution in October 2002. He was elected Vice President in June 2000.
He was elected Controller, Treasurer, and Assistant Secretary in April 1999. Previously, Mr. Preator had been Assistant Controller for the Company since July 1998. Prior to joining the Company, Mr. Preator was a Senior Financial Analyst at LSG/Sky Chefs, Inc., an international airline caterer, from September 1996 to July 1998. Prior to September 1996, Mr. Preator worked for the accounting firm Ernst & Young LLP in its audit department. Mr. Preator is a CPA.

     Rod J. McDonald was appointed Corporate Secretary and General Counsel in August 2004. Mr. McDonald joined the Company in September 1997 and served as Assistant General Counsel of the Company until his appointment as General Counsel. Prior to joining the Company, he was Vice President and Assistant General Counsel for TCBY Enterprises, Inc. He served as Acting Chief Executive
Officer  of  the  Company  in  December  2004  and  January  2005.

     Danny K. Meisenheimer was appointed Vice President of Marketing in January 2003 after joining the Company in December 2002. Prior to joining the Company, Mr. Meisenheimer served as Vice President of Marketing for Furr's Restaurant Group, Inc. since 1995. Mr. Meisenheimer joined the Marketing Department of Furr's in 1991.






           SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS,
                              AND EXECUTIVE OFFICERS

     The following table sets forth certain information, as of April 1, 2005, with respect to the beneficial ownership of Common Stock by: (a) each person known to the Company to be a beneficial owner of more than five percent of the outstanding Common Stock; (b) each director, nominee director, and executive officer named in the section entitled "Summary Compensation Table;" and (c) all such directors and executive officers as a group (13 persons). Except as otherwise indicated, each of the persons named in the table below is believed by the Company to possess sole voting and investment power with respect to the shares of Common Stock beneficially owned by such person. Information as to the beneficial ownership of Common Stock by directors and executive officers of the Company has been furnished by the respective directors and executive officers.



    Name                             Shares                              Percent
 and Address of                   Beneficially                          of Class
                                                                         -------
Beneficial Owner                     Owned
----------------                      -----

Newcastle Partners,  L.P.(a)
Newcastle Capital Management, L.P.
Newcastle Capital Group, L.L.C.
300  Crescent  Court,  Ste.  1110
Dallas,  TX  75201                 3,627,130                              35.94%

Ronald  W.  Parker  (b)
7108 Round Hill Road
McKinney,  TX  75070                 851,821                               8.44%

Farnam  Street  Partners,  L.P. (c)
Farnam  Street  Capital,  Inc.
3033 Excelsior Boulevard,
Suite 300
Minneapolis,  MN  55416              630,262                               5.25%

Mark  E.  Schwarz  (a)(d)          3,647,130                              36.14%
Robert  B.  Page                          -0-                                -0-
Bobby  L.  Clairday (e)               48,900                       Less than  1%
Ramon  D.  Phillips (f)               11,590                       Less than  1%
Butler  E.  Powell  (d)               32,500                       Less than  1%
Steven  J.  Pully   (a)                8,929                       Less than  1%
John D. Harkey, Jr.                       -0-                                -0-
Timothy P. Taft (d)                   50,000                       Less than  1%
Ward  T.  Olgreen   (d)              137,675                               1.68%
Shawn  M.  Preator  (d)               54,349                       Less than  1%
Danny K. Meisenheimer                    922                       Less than  1%
B. Keith Clark (g)                     4,000                       Less than  1%

 All  Directors  and               4,855,588                              48.12%
   Executive  Officers  as  a  Group


(a) Newcastle Capital Management, L.P. is the general partner of Newcastle Partners, L.P., Newcastle Capital Group, L.L.C. is the general partner of Newcastle Capital Management, L.P., and Mr. Schwarz is the managing member of Newcastle Capital Group, L.L.C. Accordingly, each of Newcastle Capital Management, L.P., Newcastle Capital Group, L.L.C. and Mark E. Schwarz may be deemed to beneficially own the shares of Common Stock beneficially owned by Newcastle Partners, L.P. In addition, Newcastle Partners, L.P., Newcastle Capital Management, L.P., Newcastle Capital Group, L.L.C., Mr. Schwarz and Mr. Pully are members of a Section 13d reporting group and may be deemed to beneficially own shares of Common Stock owned by the other members of the group. Newcastle Partners, L.P., Mr. Schwarz and Mr. Pully also directly own shares of Common Stock. Mr. Pully disclaims beneficial ownership of the shares of Common Stock beneficially owned by Newcastle Partners, L.P. Mr. Schwarz directly owns 20,000 shares of Common Stock, including options to acquire 5,000 shares.

(b) Mr. Parker was President and Chief Executive Officer of the Company until December 13, 2004. He is an incumbent director who was not nominated to stand for re-election.

(c) Farnam Street Capital, Inc. is the general partner of Farnam Street Partners, L.P. Together Farnam Street Capital, Inc. and Farnam Street Partners, L.P. beneficially own all of the shares shown. Mr. Raymond E. Cabillot is Chief Executive Officer and Chief Financial Officer of Farnam Street Capital, Inc., and Mr. Peter O. Haeg is President and Secretary of Farnam Street Capital, Inc. Accordingly, each of Farnam Street Partners, L.P., Farnam Street Capital, Inc., Mr. Cabillot and Mr. Haeg may be deemed to beneficially own the shares of Common Stock beneficially owned by Farnam Street Capital, Inc. and Farnam Street
Partners, L.P. In addition, Farnam Street Partners, L.P., Farnam Street Capital, Inc., Mr. Cabillot and Mr. Haeg are members of a Section 13d reporting group and may be deemed to beneficially own shares of Common Stock owned by other members of the group.

(d) Includes vested options and options vesting within 60 days of February 1, 2005 under the Company's stock option plans, as follows: 5,000 shares for Mr. Schwarz; 20,000 shares for Mr. Powell; 50,000 shares for Mr. Taft; 66,500 shares for Mr. Olgreen; and 44,500 shares for Mr. Preator.

(e) Mr. Clairday shares voting and investment power for 18,200 shares with his wife.

(f) Mr. Phillips shares voting and investment power for 5,333 shares with the other shareholders of Wholesale Software International, Inc.

(g) Mr. Clark was Senior Vice President, Secretary and General Counsel of the Company until July 7, 2004.

                             AUDIT COMMITTEE REPORT

     The Audit Committee of the Board is responsible for providing independent, objective oversight of the Company's accounting functions and internal controls. The Audit Committee is currently composed of two independent directors and acts under a written charter adopted and approved by the Board on April 15, 2003. The Audit Committee reviews its Charter on an annual basis. Each of the members is independent as defined by Nasdaq's listing standards and as required by the Sarbanes-Oxley Act. After a full review and analysis, the Board positively reaffirmed that each member is independent within the meaning of Rule 4200(a)(14) of the listing standards of the Nasdaq and the rules and regulations of the SEC, as such requirements are defined as of the mailing date of this proxy statement. The Board annually reviews the Nasdaq listing standards' definition of independence for audit committee members and makes an annual determination of the independence of Audit Committee members.

     On January 18, 2005, the Company notified Nasdaq that, due to one vacancy on the Audit Committee that resulted from the resignation of Robert B. Page as a member, the Company failed to comply with the audit committee composition requirements under Marketplace Rule 4350(d)(2)(A), and would be relying on the cure period provided under Marketplace Rule 4350(d)(4). As previously disclosed, Mr. Page resigned in connection with and effective as of his appointment on January 4, 2004 as the Acting Chief Executive Officer of the Company.

     On January 18, 2005, the Company received notice from Nasdaq that, consistent with Marketplace Rule 4350(d)(4), the Company will be provided a cure period until the earlier of the Company's next annual shareholders meeting or January 4, 2006 in order to regain compliance with the audit committee requirements and that the Company would be included in a list of non-compliant Nasdaq companies at www.nasdaq.com on or after January 25, 2005. The Company proposes to appoint Mr. Harkey to the Audit Committee, assuming his election as a director at the Annual Meeting, to regain compliance with Nasdaq audit committee requirements. The Company believes that Mr. Harkey will be independent within the meaning of Rule 4200(a)(14) of the Nasdaq listing standards and the rules and regulations of the SEC.

     The Board of Directors has determined that at least one member of the Audit Committee, Mr. Phillips, is an "audit committee financial expert," as defined by SEC rules and regulations. This designation results from a disclosure requirement of the SEC related to Mr. Phillips' experience and understanding with respect to certain accounting and auditing matters. The SEC believes this designation does not impose upon Mr. Phillips any duty, obligation or liability that is greater than is generally imposed on him as a member of the Audit
Committee and the Board, and that his designation as an audit committee financial expert pursuant to this SEC requirement does not affect the duty, obligation or liability of any other member of the Audit Committee or the Board. For an overview of Mr. Phillips' relevant experience, see the section entitled "Continuing Directors" above.

     The Audit Committee reviewed and discussed the Company's audited financial statements with management. It also discussed with BDO Seidman LLP the matters required to be discussed by Statement on Auditing Standards No. 61, "Communications with Audit Committees", as amended by Statement on Auditing Standards No. 90. In addition, BDO Seidman LLP also provided to the Audit
Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees," and the Committee discussed with BDO Seidman LLP that firm's independence.

     The Audit Committee is responsible for recommending to the Board that the Company's financial statements be included in the Company's annual report. Based on the discussions with BDO Seidman LLP concerning the audit, the financial statement review, and other such matters deemed relevant and appropriate by the AuditCommittee, the Audit Committee recommended to the Board that the June 27, 2004 audited financial statements be included in the Company's 2004 Annual Report on Form 10-K.

     In accordance with the rules of the SEC, the foregoing information, which is required by paragraphs (a) and (b) of Regulation S-K Item 306, shall not be deemed to be "soliciting material", or to be "filed" with the SEC or subject to the SEC's Regulation 14A, other than as provided in that Item, or to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically requests that the information be treated as soliciting material or specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

Submitted  by  the  Audit  Committee:  Ramon  D.  Phillips,  Chairman
                                       Butler  E.  Powell


                        FEES PAID TO INDEPENDENT AUDITORS

     The Audit Committee has selected BDO Seidman LLP certified public accountants as the independent auditors of the Company for fiscal year 2005. A representative of BDO Seidman LLP will be present at the Annual Meeting, will be available to respond to appropriate questions and will have an opportunity to make a statement.

     For fiscal 2004, the Audit Committee selected BDO Seidman LLP to replace PricewaterhouseCoopers LLP, which was the Company's independent auditor for the fiscal year ending June 29, 2003. The decision to change accountants was made by vote of the Audit Committee, and the dismissal of PricewaterhouseCoopers LLP became effective on October 8, 2003. During fiscal years 2002 and 2003, there were no disagreements between the Company's senior management and PricewaterhouseCoopers LLP's senior audit personnel on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure such that would have caused PricewaterhouseCoopers LLP to have made reference to the subject matter of such disagreements in connection with its audit report. The Company does not anticipate that a representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting, nor does it anticipate that any such representative will be available to make a statement or to answer questions.

     The following table shows the fees the Company paid or accrued for audit and other services provided by PricewaterhouseCoopers LLP in fiscal 2003 and 2004 and BDO Seidman LLP in fiscal 2004.


                         PRICEWATERHOUSECOOPERS                     BDO  SEIDMAN
                            2003           2004                            2004
--------------------------------------------------------------------------------
Audit  Fees          $    129,540            --                       $   74,718
Audit-Related Fees   $     13,656            --                       $      --
Tax  Fees            $     13,345        $  9,300                     $      950
All  Other  Fees     $     35,579        $ 12,500                     $    3,050
                     -----------------------------------------------------------
Total                $    192,120        $ 21,800                     $   78,718


     Audit Fees. This category represents aggregate fees billed by PricewaterhouseCoopers LLP and BDO Seidman LLP for professional services rendered for the audit of the Company's annual financial statements for the years ended June 29, 2003 and June 27, 2004, respectively, and the reviews of the financial statements included in the Company's Forms 10-Q for those years.


     Audit-Related Fees. These fees consist of assurance and related services that are reasonably related to the performance of the audit or review of the Company's financial statements. This category includes fees related to the performance of audits and attest services not required by statute or regulations, audits of the Company's benefits plans and accounting consultations regarding the application of generally accepted accounting principles to proposed transactions.

     Tax Fees. These fees consist of fees billed by PricewaterhouseCoopers LLP for fiscal years 2003 and 2004 for tax return preparation and foreign tax analysis, and for a change in tax accounting method, and fees billed by BDO Seidman LLP for tax services during fiscal 2004.

     All Other Fees. Fees paid to PricewaterhouseCoopers LLP and BDO Seidman LLP in 2003 and 2004 generally include services pertaining to the question of change of control of the Board and the Company following the election of directors at the Company's 2003 Annual Meeting of Shareholders, consultation on a potential business opportunity and for review by PricewaterhouseCoopers, LLP of the Company's franchise offering circular. Fees paid to PricewaterhouseCoopers LLP in fiscal 2004 also include services related to the transfer of audit-related materials from PricewaterhouseCoopers LLP to BDO Seidman LLP.

     In considering and authorizing these payments to the independent auditors for services unrelated to performance of the audit of the Company's financial statements, the Committee has determined that the cost segregation analysis services, tax return preparation, foreign tax analysis and calculation, review of the Company's franchise offering circular and transfer of materials related to the audit engagement undertaken by the independent auditors are not inconsistent with the independent auditor's performance of the audit and financial statement review functions and are compatible with maintaining the independent auditor's independence.

     Policy of the Audit Committee for Pre-Approval of Audit and Permissible Non-Audit Services of the Independent Auditor

     The Audit Committee is responsible for appointing, setting compensation for, and overseeing the work of, the independent auditor. In accordance with Audit Committee policy and the requirements of law, all services to be provided by BDO Seidman LLP are pre-approved by the Audit Committee. Pre-approval applies to audit services, audit-related services, tax services and other services. In some cases, pre-approval is provided by the full Audit Committee for up to a year, and relates to a particular defined task or scope of work and is subject to a specific budget. In other cases, the Chairman of the Audit Committee has the delegated authority from the Audit Committee to pre-approve additional services, and such pre-approvals are then communicated to the full Audit Committee.

                           SUMMARY COMPENSATION TABLE

     The following table sets forth the annual compensation of the Chief Executive Officer and the other four most highly compensated executive officers of the Company for the fiscal years ended June 27, 2004, June 29, 2003, and June 30, 2002 (designated as years 2004, 2003, and 2002, respectively).



                             Annual Compensation
                            ------------------------
                                                                                                           Long-Term
                                                                                                        Compensation
                                                                                                              Awards
                                                                                                   ------------------

                                                                                                     Securities Under-
Name                                                                                Other Annual         lying Options
(and Principal Position)                Year           Salary ($)     Bonus ($)   Compensation ($) (b)   (# of shares)
-------------------------------  ------------------  ---------------  ----------  ---------------------  -------------
Ronald W. Parker. (a) . . . . .                2004  $       550,000  $  275,000  $             176,084              0
(President and Chief  . . . . .                2003  $       537,755  $  275,000  $             179,910              0
Executive Officer). . . . . . .                2002  $       507,885  $  277,300  $             287,863              0

B. Keith Clark (c) (Senior. . . . .            2004  $       195,000  $   26,500  $               5,961              0
Vice President, Secretary,. . .                2003  $       186,035  $   53,325  $               2,993              0
and General Counsel). . . . . .                2002  $       161,884  $   42,500  $                   0              0

Ward T. Olgreen . . . . . . . .                2004  $       168,000  $   33,600  $               7,539              0
(Senior Vice President. . . . .                2003  $       160,904  $   34,700  $               3,769              0
of Franchise Operations and . .                2002  $       147,596  $   32,250  $                   0              0
Concept Development)

Shawn M. Preator. . . . . . . .                2004  $       150,000  $   30,000  $               5,961              0
(Chief Financial Officer and. .                2003  $       139,650  $   42,750  $               3,042              0
Vice President of Distribution)                2002  $       107,923  $   21,000  $                   0              0

Danny K. Meisenheimer . . . . .                2004  $       136,102  $   27,000  $                   0              0
Vice President of . . . . . . .            2003 (d)  $        65,244  $   13,000  $                   0              0
Marketing


(a) Mr. Parker was President and Chief Executive Officer of the Company until December 13, 2004.

(b) Includes for Mr. Parker, a payment of $150,000 for life and disability insurance benefits, secondary medical benefits and supplemental retirement benefits (which includes the payment of related taxes) in 2004, and payments of $165,266 for such benefits in 2003 and 2002.

(c) Mr. Clark was Senior Vice President, Secretary and General Counsel of the Company until July 7, 2004.

(d) Includes compensation for Mr. Meisenheimer from his employment date of December 31, 2002.

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND  FISCAL  YEAR-END  OPTION  VALUES

     The following table sets forth information regarding stock options exercised during fiscal year 2004 and unexercised stock options held at the end of fiscal year 2004 by the Chief Executive Officer and the other four most highly compensated executive officers of the Company. The closing bid price for the Company's Common Stock, as reported by the National Association of Securities Dealers Automated Quotation System, was $---2.82 on June 25, 2004, the last trading day of the Company's fiscal year.






                                                                                         Value  of
                                                              Number of                Unexercised
                                                              Unexercised             In-the-Money
                                                              Options at                Options at
                         Shares                             Fiscal Year End            Fiscal Year
                       Acquired on    Value Realized           (Exercisable/      End (Exercisable/
Name                   Exercise (#)        ($)                 Unexercisable) (#)    Unexercisable)
---------------------  ------------  ----------------  ------------------  -------------------

Ronald W. Parker.(a).       --             --                 62,500  (e)                   $     0
                                                                   0  (u)                   $     0

B. Keith Clark.(b). .   30,000          22,800                61,500  (e)                   $     0
                                                                   0  (u)                   $     0

Ward. T. Olgreen. . .       --            --                  76,500  (e)                   $24,600
                                                                   0  (u)                   $     0

Shawn M. Preator. . .       --            --                  44,500  (e)                   $24,600
                                                                   0  (u)                   $     0

Danny K. Meisenheimer       --            --                       0  (e)                   $     0
                                                                   0  (u)                   $     0



                                                              0     (u)
0

(e)     Denotes  exercisable  options.
(u)     Denotes  unexercisable  options.

(a) Mr. Parker was President and Chief Executive Officer of the Company until December 13, 2004.
(b) Mr. Clark was Senior Vice President, Secretary and General Counsel of the Company until July 7, 2004.

                        OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth information regarding stock options granted during fiscal year 2004, pursuant to the Company's 1993 Stock Award Plan, to the Chief Executive Officer and the other four most highly compensated executive officers of the Company.









                        Individual Grants
                                                                          Potential Realizable Value at
                                                                          Assumed Annual Rates of Stock
                                                                          Price Appreciation for Option
                                                                                                   Term

                                                     % of Total Options
                                                          Granted to   Exercise
                                    Options              Employees in    Price    Expiration
Name                                Granted              Fiscal Year   ($/Share)     Date     5%   10%
-----------------------  ------------------------------  ------------  ---------  ----------  --   ----
Ronald W. Parker                       0                       -        $ -            -       $-   $ -

B. Keith Clark                         0                       -        $ -            -       $-   $ -

Ward T. Olgreen                        0                       -        $ -            -       $-   $ -

Shawn M. Preator                       0                       -        $ -            -       $-   $ -

Danny K. Meisenheimer                  0                       -        $ -            -       $-   $ -



         COMPENSATION  COMMITTEE  REPORT  ON  EXECUTIVE  COMPENSATION

     The Compensation Committee of the Board of Directors has been historically comprised of three independent, non-employee directors. On January 4, 2004, Robert B. Page submitted his resignation as a member effective as of and in connection with his appointment as the Company's Acting Chief Executive Officer, leaving the Compensation Committee currently comprised of two members. The Compensation Committee is responsible for establishing the level of compensation of the executive officers of the Company and will be responsible for administering the 2005 Non-Employee Director Stock Option Award Plan and the 2005 Employee Stock Award Plan if approved by the shareholders.

     The Compensation Committee and the Board have adopted a charter to conform to the Compensation Committee's responsibilities under the revised Nasdaq standards, new rules adopted by the SEC and the provisions of the Sarbanes-Oxley Act.

     Compensation  Philosophy  and  Practice

     In its administration and periodic review of executive compensation, the Compensation Committee believes in aligning the interests of the executive officers with those of the Company's shareholders. To accomplish this, the Compensation Committee seeks to structure and maintain a compensation program that is directly and materially linked to operating performance and enhancement of shareholder value.

     Tax  Deductibility  under  Section  162(m)

     As noted, the Company's compensation policy is primarily based upon the practice of pay-for-performance. Section 162(m) of the Internal Revenue Code imposes a limitation on the deductibility of nonperformance-based compensation in excess of $1 million paid to the Chief Executive Officer and the other most highly compensated executive officers of the Company. The Compensation Committee currently believes that the Company should be able to continue to manage its executive compensation program for these officers so as to preserve the related federal income tax deductions.



CHIEF  EXECUTIVE  OFFICER

     The compensation of Ronald W. Parker as Chief Executive Officer of the Company was based on his employment agreement, which was entered into on December 16, 2002. Mr. Parker's employment with the Company was terminated for cause on December 13, 2004.

     Mr. Parker's employment agreement had been approved by the then members of the Board of Directors of the Company and the Compensation Committee as constituted on December 16, 2002. The employment agreement provided for a term through December 31, 2007. Under his employment agreement, Mr. Parker's compensation was to be determined by the Compensation Committee, the Board or the Stock Award Plan Committee (whose function has been assumed by the Compensation Committee), based on the recommendations of the Compensation Committee. The Compensation Committee's recommendations with respect to Mr. Parker's compensation, however, were subject to other provisions in his employment agreement, including the provisions that provided that Mr. Parker's total annual compensation could not be reduced to less than an annual salary of $550,000 and a mandatory minimum annual bonus equal to $275,000. Additionally, Mr. Parker was entitled to receive under his employment agreement certain defined benefits, which, in fiscal 2004, totaled approximately $176,084. The bonus program established in Mr. Parker's employment agreement was based on the Company's performance in the areas of revenue growth, net income, new store openings, store sales, Company stock price, store closings and Company expenses, subject to payment of the minimum bonus described above.

     The Compensation Committee that was comprised of Messrs. Pully (Chairman), Page and Phillips reviewed the compensation of Mr. Parker and evaluated Mr. Parker's compensation by comparing it to the compensation of chief executive officers in the restaurant industry and by considering the Company's current structure and performance, among other things. As a result of this review, the Compensation Committee believes that the total amount of Mr. Parker's compensation was well in excess of the compensation of chief executive officers at comparable companies and also excessive based upon the Company's performance for the last completed fiscal year. The Compensation Committee also believes that the compensation of the Chief Executive Officer, as well as other officers and employees of the Company, should be more directly tied to individual performance and the performance of the Company.

     The Executive Committee and the Compensation Committee authorized payment to Mr. Page of an annualized salary of $250,000 for his services as Acting Chief Executive Officer. Mr. Page was the Acting Chief Executive Officer from January 4, 2005 through March 31, 2005. Mr. Page did not have an employment contract. In establishing Mr. Page's compensation, the Compensation Committee and Executive Committee considered Mr. Page's qualifications and experience, compensation of chief executives at similar companies in the quick serve and casual dining restaurant segments and the nature and complexity of the issues to be encountered by Mr. Page during his term as Acting Chief Executive Officer. Mr. Page was not paid a bonus.

     On March 31, 2005, the Company and Timothy P. Taft entered into an Executive Compensation Agreement approved by the Executive Committee and the Compensation Committee. The agreement provides for a term through March 31, 2007, with a salary in the first 12 months of $1.00. Mr. Taft's bonuses, benefits and salary in the second 12 months of the agreement are established by the Compensation Committee or the Board, subject to certain minimum amounts. Mr. Taft was also granted 500,000 options to acquire shares of Common Stock. See "Executive Employment Contracts" below for more detail.

     In structuring Mr. Taft's employment agreement, the Compensation Committee and Executive Committee sought to offer a competitive and fair compensation package tied to Mr. Taft's experience and qualifications while also aligning his interests with those of the Company's shareholders. A significant portion of Mr. Taft's compensation is materially and directly linked to Company performance as a result of the granting of options to him. The options vest in increments from 2005 through 2008. The Compensation Committee believes that Mr. Taft's salary in the second 12 months, bonus amounts and benefits are comparable to those offered to chief executive officers at similar companies in the quick serve and casual dining restaurant segments.

OTHER  EXECUTIVE  OFFICERS

     Subject to existing employment agreements, salaries of the other executive officers are reviewed annually and adjusted based on competitive practices, changes in level of responsibilities and individual performance measured against goals.

STOCK  OPTIONS

     The Company established the 1993 Employee Stock Award Plan ("Employee Option Plan") for the purpose of aligning employee and shareholder interests. Under the Employee Option Plan, stock options were granted from time to time to certain executive officers, as well as other employees, based upon their relative positions and responsibilities, as well as historical and expected contributions to Company growth. During fiscal years 2003 and 2004, the Company did not grant stock options to employees.

     The term of the Employee Option Plan expired on October 13, 2003. Expiration does not affect vesting, exercise or expiration of options previously granted pursuant to the Plan. Upon expiration of the Employee Option Plan no further option grants can be made.

     On March 31, 2005, the Company and Mr. Taft entered into a Non-Qualified Stock Option Award Agreement as a part of Mr. Taft's employment agreement, pursuant to which Mr. Taft was awarded options for 500,000 shares of Common Stock at an exercise price of $2.50 per share.

     The Board expects to grant additional stock option awards to eligible employees beginning in calendar year 2005 if the shareholders approve Proposal Three "Adoption of an Employee Stock Option Award Plan."

Submitted  by  the  Compensation  Committee:  Steven  J.  Pully,  Chairman
                                              Ramon  D.  Phillips

                         EXECUTIVE EMPLOYMENT CONTRACTS

     Ronald W. Parker, Ward T. Olgreen and Shawn M. Preator each entered into an employment agreement with the Company on December 16, 2002. The agreements provided for terms extending through December 31, 2007 for Mr. Parker and December 31, 2005 for Mr. Olgreen and Mr. Preator, and provided that the respective executive's compensation be determined each year by the Compensation Committee subject to certain minimum amounts. The agreements also provided that each executive may be terminated with or without cause.

     Mr. Parker's agreement provided that his compensation would be determined each year by the Compensation Committee, the Board or the Stock Award Plan Committee, provided that he would receive an annual salary of not less than his then current salary of $550,000 and a bonus of not less than $275,000, based upon certain criteria defined in the agreement. The agreement also provided that Mr. Parker could terminate the agreement within 12 months of a "change of control" of the Company, as defined in the agreement, and that he could be terminated with or without cause. Mr. Parker's employment was terminated for cause by the Board on December 13, 2004.

     On  April  22,  2005,  Mr.  Preator  and  Mr.  Olgreen each entered into an
Executive Compensation Agreement with the Company, replacing the employment agreements executed on December 16, 2002. The agreements executed on April 22, 2005 each provided for a term through December 31, 2005. Mr. Preator's agreement provides for salary of not less than his current salary of $150,000 and a bonus of not less than $30,000. Mr. Olgreen's agreement provides for salary of not less than his current salary of $168,000 and a bonus of not less than $33,600. Under the agreements each executive may be terminated with or without cause and each executive may terminate his employment for any reason or no reason at all.

     Under the agreements executed on April 22, 2005, if the Company terminates Mr. Olgreen's or Mr. Preator's employment without cause, he will be entitled to a lump sum payment equal to six months of the executive's then current annual salary plus a lump sum payment equal to any unpaid bonus the respective executive would have been entitled to receive had he worked through December 31, 2005. Upon such a termination each would receive for a period of six months following the date of termination of employment, all of the medical, life insurance and other benefits then currently provided to the respective executive, and a lump sum payment of the value of any accrued vacation days and any unpaid "extra days" as defined in the Company's employee policy manual, that the executive would have been entitled to receive if the executive had worked through December 31, 2005. If the Company terminates Mr. Olgreen or Mr. Preator for cause the Company shall pay the respective executive salary plus accrued bonus, accrued vacation days and any unpaid "extra days" due to the executive through the date of termination. If Mr. Preator or Mr. Olgreen terminates his employment with or without any reason through December 31, 2005, the Company will pay to the executive a lump sum payment equal to six months of the executive's then current annual salary plus a lump sum payment equal to any unpaid bonus the executive would have been entitled to receive had he worked through December 31, 2005. Upon such a termination each would also receive a lump sum payment of the value of any accrued vacation days and any unpaid "extra days" as defined in the Company's employee policy manual, that the executive would have been entitled to receive if the executive had worked through December 31, 2005.

     Timothy P. Taft entered into an employment agreement with the Company on March 31, 2005. The agreement is for a term that currently extends through March 31, 2007, and provides for a salary in the first 12 months of $1.00. Salary in the second 12 months is determined by the Board, subject to a minimum amount of $300,000, and bonuses are determined by the Board, subject in the second 12 months to a minimum amount of $200,000. The agreement also provides for a grant of 500,000 non-qualified stock options, with 50,000 of such options vesting immediately and the remainder vesting over three years. Mr. Taft may be terminated with or without cause, with the definition of cause including, but not limited to, breach of a monetary obligation to the Company, violation of the compensation agreement, fraud against the Company and failure to substantially perform required duties, each as described in the agreement.

     If the Company terminates Mr. Taft's employment for cause, or if Mr. Taft terminates his employment voluntarily, he will be entitled to a payment in the amount of any unpaid salary accrued through the date of termination, any unreimbursed expenses properly incurred prior to the date of termination and rights granted to him under any executive benefit plan. If the Company terminates Mr. Taft's employment without cause, he will be entitled to payment of the amounts described above, and, either (a) during the first 12 months of the agreement an amount equal to $25,000 for each full month he has been employed or (b) commencing on the first anniversary of his employment, an amount equal to 12 months of his then base salary. If the Company terminates Mr. Taft's employment within six months of a change of control he will be entitled to receive payment of all amounts payable under the agreement for termination or resignation with or without cause, plus all then unvested stock options will become immediately exercisable and remain exercisable for 90 days following the date of termination of employment. Mr. Taft may terminate his agreement at any time within six months after a "change of control" of the Company occurs or following a change of control for "good reason", as those terms are defined in the agreement.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     On October 6, 1999, the Company loaned Ronald W. Parker, the Company's then President and Chief Operating Officer, approximately $560,000 to acquire 200,000 shares of Common Stock through the exercise of vested stock options previously granted to him by the Company. On July 7, 2000, the Company loaned Mr. Parker approximately $302,000 to acquire an additional 200,000 shares of Common Stock through the exercise of vested stock options previously granted to him by the Company. The interest rate on the loans was the same floating interest rate the Company was paying on its credit facility with Wells Fargo. As collateral for the loans, Mr. Parker granted the Company (i) a first lien on 100,000 previously purchased shares of Common Stock and certain real property, and (ii) a second lien on certain additional real property. After the July 7, 2000 loan, the principal amount outstanding was approximately $862,000. The Board of Directors approved each loan, with the specific terms and collateral being approved by the Compensation Committee.


     On October 30, 2000, Mr. Parker paid the Company approximately $165,000 of the principal amount of the loans, and on June 10, 2004 Mr. Parker paid the remaining principal balance and accrued interest in full. The Company has released all liens on the shares of common stock and the real property pledged by Mr. Parker as collateral for the loans. The Company currently has no outstanding loans to its officers or directors.

     Bobby L. Clairday is President and sole shareholder of Clairday Food Services, Inc. and is sole shareholder of Advance Food Services, Inc., both of which are franchisees of the Company. Mr. Clairday also holds area development rights in his own name. Mr. Clairday currently operates 11 restaurants in Arkansas, either individually or through the corporations noted above. As franchisees, the two corporations purchase a majority of their food and other supplies from the Company's distribution division. In fiscal year 2004, purchases by these franchisees made up 4.4% of the Company's food and supply sales. Royalty payments by Mr. Clairday and such franchisees were 3.2% of the Company's royalty revenues, and license fees and area development fees from Mr. Clairday and such franchisees made up 6.3% of the Company's franchise revenues.

     As of October 1, 2004 Advance Food Services, Inc. and Clairday Food Services, Inc. collectively owed the Company approximately $946,329, primarily for royalties and purchases of products from the Company's distribution division ("Clairday Debt"). Of the total amount of the Clairday Debt outstanding on that date, approximately $556,434 represents normal and customary 30-day purchase and payment cycles for these franchisees. The balance of the Clairday Debt, approximately $335,318, represents amounts incurred by Advance Foods, Inc. during a period in 1996 and 1997 following Mr. Clairday's sale of that company to unrelated third parties and prior to his reacquisition of the company in 1997 ("Advance Foods Debt"). The Company carries the Advance Foods Debt on its books as past due trade receivables, with no interest accrual. Mr. Clairday has made limited payments toward reduction of the Advance Foods Debt, and the Company has on occasion set off certain payments due Mr. Clairday or Advance Foods, Inc. against the Advance Foods Debt, reducing the balance owed. The last payment made by Mr. Clairday toward the Advance Foods Debt was $5,232 in June 2000, and the last set-off applied by the Company against the Advance Foods Debt was $1,167 in April 2001. No payment or set off was applied during fiscal 2004. At June 27, 2004, the amount of the Advance Foods Debt was $335,318. As of the date of this proxy statement, the Company is withholding Board fees otherwise due to Mr. Clairday and offsetting those amounts against the Advance Foods Debt, and the Company is actively pursuing with Mr. Clairday alternative methods to pay the Company in full.


             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 ("Act") requires the Company's executive officers and directors and the persons who own more than ten percent of the Common Stock to file initial reports of ownership of Common Stock and reports of changes of ownership with the Securities and Exchange Commission and the National Association of Securities Dealers, Inc. and to furnish the Company with copies of such reports. The Company believes that, during the preceding fiscal year and prior fiscal years, all of the Company's executive officers, directors and holders of more than 10% of Common Stock timely filed all reports required by Section 16(a) of the Act, except as previously disclosed and except for the following filings made on behalf of the following directors:
For Mr. Schwarz, a Form 4 Statement of Changes in Beneficial Ownership of Securities reflecting the purchase of 7,500 shares of Common Stock on June 30, 2003 was not timely filed. A filing was made on July 14, 2003. For Mr. Phillips, a Form 4 Statement of Changes in Beneficial Ownership of Securities reflecting the sale of 5,290 shares of Common Stock on April 2, 2004 was not timely filed. A filing was made on April 13, 2004.

                                  PROPOSAL TWO:

           ADOPTION OF NON-EMPLOYEE DIRECTORS STOCK OPTION AWARD PLAN

     There will be presented to the meeting a proposal to adopt the 2005 Non-Employee Directors Stock Option Award Plan (the "Directors Plan"). The Directors Plan will replace the 1993 Outside Directors Stock Award Plan, which expired by its terms on October 13, 2003. The Board believes that an equity-based incentive plan is an integral component of an attractive compensation program that will attract, retain and reward qualified non-employee directors, to the benefit of the Company and its shareholders. The Board has approved the Directors Plan and directed that it be submitted to the shareholders for approval. The proposal to approve the Directors Plan requires the approval of holders of a majority of the shares present in person or represented by proxy and entitled to vote.

Description  of  the  Proposed  Directors  Plan

     Administration. The Directors Plan is administered by the Compensation Committee, which is comprised of two directors who are not employed by the Company and who satisfy the "independence" requirements under rules issued by Nasdaq.

     Eligibility. All non-employee directors of the Company ("Non-Employee Directors") are eligible to participate in the Directors Plan. A Non-Employee Director is a member of the Company's Board of Directors who is not an employee of the Company.

     Shares Subject to the Directors Plan. The total number of shares of Common Stock that may be issued to Non-Employee Directors under the Directors Plan shall not exceed 500,000, subject to adjustment as provided in the Directors Plan. Awards granted under the Directors Plan that expire or terminate without being exercised may be regranted.

     Awards and Limitations. Under the Directors Plan, unless and until the Compensation Committee determines otherwise and in addition to any other award that may be granted to the Non-Employee Directors, an option to acquire two shares of Common Stock shall be granted to each Non-Employee Director on the first day of each fiscal year for each share of Common Stock purchased by such Non-Employee Director during each preceding fiscal year, with up to a maximum award of 40,000 options.

     Exercise Price. The exercise price for any option granted under the Directors Plan may not be less than the fair market value of the Common Stock on the date of grant. Fair market value is defined in the Directors Plan as the closing price for the Common Stock on Nasdaq on the date of the option award. The fair market value of the Common Stock was $2.75 on April 1, 2005.

     Terms of Option Awards. For all awards under the Directors Plan, the minimum vesting period is six months after grant and the maximum exercise period is ten years after grant. Payment for shares purchased pursuant to exercise of an option award must be made at the time of exercise in cash or other payment method approved by the Compensation Committee.

     Term of the Directors Plan. The Directors Plan terminates ten years from the date of approval by the Company's shareholders, or such earlier date as the Board may determine and no awards may be granted thereafter.

     Option Exercise and Transfer. Awards granted pursuant to the Directors Plan may not be transferred other than as provided in the Directors Plan and may only be exercised by the participant, or, in the event of his death, by his heirs or estate. Upon the death (or permanent disability) of a participant while serving as a Non-Employee Director, any outstanding unvested award (other than any unvested award that the participant would have been able to exercise within the following 12 months if no termination of service had occurred) is immediately forfeited and any outstanding unvested award that the participant would have been able to exercise within the following 12 months if no termination of service had occurred and any outstanding unexercised vested award may be exercised by the participant's heirs, estate or guardian within 12 months following the participant's death (or commencement of such disability), after which any unexercised option award terminates. If a Non-Employee Director's service as a member of the Board terminates for any reason other than death or disability, all unvested and all unexercised vested option awards terminate; however, the Compensation Committee may allow 30 days within which to exercise vested options. In the event of a "change of control" of the Company, as defined in the Directors Plan, all outstanding option awards will become immediately vested and exercisable.

     Plan Amendment and Modification. The Board may amend or terminate the Directors Plan, subject to certain restrictions in the Directors Plan. For example, shareholder approval is required for any amendment that would increase the total number of shares as to which awards may be granted under the Directors Plan or modify the class of persons eligible to receive awards or otherwise require shareholder approval under applicable law or regulation. In addition, neither the Board nor the Compensation Committee may amend the Directors Plan regarding the amount, pricing and timing of awards other than to comply with changes in the Internal Revenue Code, the Employment Retirement Income Security Act of 1974, or the rules thereunder. Modification, or amendment of the Directors Plan may not, without the consent of a participant, affect his or her rights under a previously granted award. The Directors Plan provides for automatic adjustments to prevent dilution or enlargement of the participant's rights in the event of a stock split, stock dividend or similar transaction. No adjustments or reduction of the exercise price of any outstanding award may be made in the event of a decline in the price of the Common Stock, either by reducing the exercise price of outstanding awards or by canceling outstanding awards in connection with regranting incentives at a lower price to the same participant.

     Federal Income Tax Consequences Under the Directors Plan. The only awards that may be granted under the Directors Plan are nonqualified options. The following is a brief summary of certain federal income tax consequences relating to the transactions described under the Directors Plan as set forth below. This summary does not purport to address all aspects of federal income taxation and does not describe state, local or foreign tax consequences. This discussion is based upon provisions of the Internal Revenue Code of 1986, as amended (the "Code") and the treasury regulations issued thereunder (the "Treasury Regulations"), and judicial and administrative interpretations under the Code and Treasury Regulations, all as in effect as of the date hereof, and all of which are subject to change (possibly on a retroactive basis) or different interpretation.

     Nonqualified Stock Options. Nonqualified stock option awards granted under the Directors Plan do not qualify as "incentive stock options" and will not qualify for any special tax benefits to the participant. A participant generally will not recognize any taxable income at the time the nonqualified option award is granted. However, upon its exercise, the participant will recognize ordinary income for federal tax purposes measured by the excess of the then fair market value of the Common Stock over the exercise price.

     A participant's basis for determination of gain or loss upon the subsequent disposition of Common Stock acquired upon the exercise of a nonqualified option award will be the amount paid for such Common Stock plus any ordinary income recognized as a result of the exercise of such option award. Upon disposition of any Common Stock acquired pursuant to the exercise of a nonqualified option award, the difference between the sale price and the participant's basis in the Common Stock will be treated as short-term or long-term capital gain or loss, depending on how long the participant has held the Common Stock.

     In general, there will be no federal income tax deduction allowed to the Company upon the grant or termination of a nonqualified option award or a sale of disposition of the Common Stock acquired upon the exercise of a nonqualified option award. However, upon the exercise of a nonqualified option award, the Company will be entitled to a deduction for federal income tax purposes equal to the amount of ordinary income that a participant is required to recognize as a result of the exercise, provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an "excess parachute payment" within the meaning of Section 280G of the Code and is not disallowed by the $1 million limitation on certain executive compensation under Section 162(m) of the Code.

     Withholding. Any ordinary income realized by the participant upon the exercise of a nonqualified option award is subject to withholding of federal, state and local income tax and to withholding of the Participant's share of tax under the Federal Insurance Contribution Act ("FICA") and the Federal Unemployment Tax Act ("FUTA").

     To satisfy federal, state and local income tax withholding requirements, the Company will require that the participant remit to the Company an amount sufficient to satisfy the withholding requirements.

     Withholding does not represent an increase in the participant's total income tax obligation, since it is fully credited toward his or her tax liability for the year. Additionally, withholding does not affect the participant's basis in any Common Stock. Compensation income realized and tax withheld will be reflected on Forms W-2 supplied by the Company to employees by January 31 of the succeeding year.

      New Plan Benefits. The following table sets forth information, as of April 1, 2005, concerning the benefits or amounts that will be received by or allocated to the non-employee directors and all non-employee directors as a group under the Directors Plan, to the extent such benefits or amounts are determinable as of April 1, 2005:


NAME  AND  POSITION     NUMBER  OF  UNITS(1)     DOLLAR  VALUE(4)
-------------------     -----------------        -------------
Mark E. Schwarz, Director   25,000(2)                   0
Steven J. Pully, Director   17,858(3)                   0


(1) The awards under the Directors Plan and the shares underlying any such award may be subject to certain vesting, exercise, acceleration and/or other rights, restrictions and conditions, at various exercise prices, in each case, as determined by the Compensation Committee.

(2) On November 3, 2004, the Compensation Committee awarded Mark E. Schwarz an option to purchase 25,000 shares of Common Stock at an exercise price of $2.85 per share under the terms of the 2005 Directors Plan as a result of Mr. Schwarz's purchase of 12,500 shares of Common Stock in the open market in the fiscal year ended June 27, 2004. The option will vest on November 3, 2005 and will expire on November 3, 2010. The fair market value of the Common Stock was $2.75 on April 1, 2005.

(3) On November 3, 2004, the Compensation Committee awarded Steven J. Pully an option to purchase 17,858 shares of Common Stock at an exercise price of $2.85 under the terms of the 2005 Directors Plan as a result of Mr. Pully's purchase of 8,929 shares of Common Stock in the open market in the fiscal year ended June 27, 2004. The option will vest on November 3, 2005 and will expire on November 3, 2010. The fair market value of the Common Stock was $2.75 on April 1, 2005.

(4) For purposes of determining values for this proxy statement for the proposed option grants, the dollar value is calculated as of April 1, 2005, a date selected only as being a recent reasonably practicable date. The dollar values shown reflect the differences between the value of the options at the exercise price of $2.85 and the $2.75 market value of the options at the closing price for the Common Stock on April 1, 2005.

     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS APPROVE THE DIRECTORS PLAN.


                                 PROPOSAL THREE:

                 APPROVAL OF AN EMPLOYEE STOCK OPTION AWARD PLAN

     There will be presented to the meeting a proposal to adopt the 2005 Employee Stock Option Award Plan (the "Employee Plan"). The Employee Plan will replace the 1993 Employee Stock Award Plan, which expired by its terms on October 13, 2003. The Board believes that an equity-based incentive plan can be an integral component of an attractive compensation program that will attract, retain and reward qualified employees to the benefit of the Company and its shareholders. The Board has approved the Employee Plan and directed that it be submitted to the shareholders for approval. The proposal to approve the Employee Plan requires the approval of holders of a majority of the shares present in person or represented by proxy and entitled to vote.

     Description  of  the  Proposed  Employee  Plan

     Administration. The Employee Plan is administered by the Compensation Committee, which is comprised of two directors who are not employed by the Company, who are not eligible to receive awards under the Employee Plan and who satisfy the "independence" requirements under rules issued by Nasdaq.

     Eligibility. All full-time employees of the Company or any subsidiary or affiliate of the Company who are not on probationary status ("Employees" or "Participants") are eligible to participate in the Employee Plan. As of May 1, 2005, there were approximately 150 individuals eligible to participate in the Employee Plan.

     Shares Subject to the Employee Plan. The total number of shares of Common Stock that may be issued or transferred to Employees under the Employee Plan shall not exceed 1,000,000, subject to adjustment as provided in the Employee Plan. Awards granted under the Employee Plan that expire or terminate without being exercised may be regranted.

     Exercise Price. The exercise price for any option granted under the Employee Plan may not be less than the fair market value of the Common Stock on the date of grant. Fair market value is defined in the Employee Plan as the closing price for the Common Stock on Nasdaq on the date of the option award. The fair market value of the Common Stock was $2.75 on April 1, 2005.

     Terms of Option Awards. For all awards under the Employee Plan, the minimum vesting period and the maximum exercise period will be determined for each option grant by the Compensation Committee. Payment for shares purchased pursuant to exercise of an option award must be made at the time of exercise in cash or other payment method approved by the Compensation Committee.

     Term of the Employee Plan. The Employee Plan terminates ten years from the date of approval by the Company's shareholders or such other date as the Board may determine, and no awards may be granted thereafter.

     Option Exercise and Transfer. Awards granted pursuant to the Employee Plan may not be transferred other than as provided in the Employee Plan and may only be exercised by the participant, or, in the event of his death, by his heirs or estate. Upon the death (or permanent disability) of an Employee, any unvested award (other than any unvested award that the participant would have been able to exercise within the following 12 months if no termination of service had occurred) is immediately forfeited and any unvested award that the participant would have been able to exercise within the following 12 months if no termination of service had occurred and any outstanding unexercised vested award may be exercised by the participant's heirs, estate or guardian within 12 months following the participant's death (or commencement of such disability), after which any unexercised option award terminates. If an Employee's employment terminates for any reason other than death or disability, all unvested and all exercised vested option awards terminate, but under certain circumstances the Employee may have thirty (30) days within which to exercise vested options. In the event of a "change of control" of the Company, as defined in the Employee Plan, all outstanding option awards will become immediately vested and exercisable.

     Plan Amendment and Modification. The Board may amend or terminate the Employee Plan, subject to certain restrictions in the Employee Plan. For example, shareholder approval is required for any amendment that would: (i) increase the total number of shares as to which awards may be granted under the Employee Plan, (ii) modify the class of persons eligible to receive awards, or
(iii) otherwise require shareholder approval under applicable law or regulation. In addition, neither the Board nor the Committee may amend the Employee Plan regarding the amount, pricing and timing of awards other than to comply with changes in the Internal Revenue Code, the Employment Retirement Income Security Act of 1974, or the rules thereunder. Modification, or amendment of the Employee Plan may not, without the consent of a participant, affect his or her rights under a previously granted award. The Employee Plan provides for automatic adjustments to prevent dilution or enlargement of the Participant's rights in the event of a stock split, stock dividend, or similar transaction. No adjustments or reduction of the exercise price of any outstanding award may be made in the event of a decline in the price of the Common Stock, either by reducing the exercise price of outstanding awards or by canceling outstanding awards in connection with regranting incentives at a lower price to the same Participant.

     Federal Income Tax Consequences Under the Employee Plan. Option awards under the Employee Plan are treated as incentive options ("ISO") or nonqualified options. The following is a brief summary of certain federal income tax consequences relating to the transactions described under the Employee Plan as set forth below. This summary does not purport to address all aspects of federal income taxation and does not describe state, local or foreign tax consequences. This discussion is based upon provisions of the Code and the Treasury Regulations, and judicial and administrative interpretations under the Code and Treasury Regulations, all as in effect as of the date hereof, and all of which are subject to change (possibly on a retroactive basis) or different interpretation.

     Incentive Stock Options. The grant of an ISO does not result in recognizable income for the grantee. The exercise of an ISO would not result in recognizable income for the grantee if the grantee (i) does not dispose of the Common Stock within two (2) years after the date of grant or one (1) year after the transfer of Common Stock upon exercise (the "holding periods"), and (ii) is an employee of the Company from the date of grant and through and until three
(3) months before the exercise date. If these requirements are met, the basis of the Common Stock upon later disposition would be the option price. Any gain will be taxed to the Participant as long-term capital gain. However, to the extent that the fair market value (determined as of the date of grant) of the Common Stock with respect to which the Participant's ISOs are exercisable for the first time during any year exceeds $100,000, the ISOs for the Common Stock over $100,000 will be treated as nonqualified options, and not ISOs, for federal tax purposes, and the Participant will recognize income as if the ISOs were nonqualified options.

     The excess of the market value on the exercise date over the option price may be deemed as a tax preference for purposes of the alternative minimum tax, which may produce significant tax repercussions depending upon the Participant's particular tax status.

     If the Participant disposes of the Common Stock prior to the expiration of either of the holding periods, and the amount received for the Common Stock is greater than the fair market value of the Common Stock on the exercise date, then the difference between the ISO's exercise price and the fair market value of the Common Stock at the time of exercise will be treated as ordinary income for the tax year in which the disposition occurs. The Participant's basis in the Common Stock will be increased by an amount equal to the amount treated as ordinary income as a result of the disposition. Any gain in excess of the increased basis in the Common Stock would be taxable as long-term or short-term capital gain. However, if the price received for Common Stock acquired by exercise of an ISO is less than the fair market value of the Common Stock on the exercise date and the disposition is a transaction in which the Participant sustains a loss which otherwise would be recognizable under the Code, then the amount of ordinary income that the Participant will recognize is the excess, if any, of the amount realized on the disposition of the Common Stock over the basis of the Common Stock.

     In general, there will be no federal income tax deduction allowed to the Company upon the grant of an ISO, and the Company will be entitled to a deduction to the extent a Participant recognizes ordinary income in the circumstances described above, provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an "excess parachute payment" within the meaning of Section 280G of the Code and is not disallowed by the $1 million limitation on certain executive compensation under Section 162(m) of the Code.

     Nonqualified Stock Options. Nonqualified stock option awards granted under the Employee Plan do not qualify as "incentive stock options" and will not qualify for any special tax benefits to the Participant. A Participant generally will not recognize any taxable income at the time the nonqualified option award is granted. However, upon its exercise, the Participant will recognize ordinary income for federal tax purposes measured by the excess of the then fair market value of the Common Stock over the exercise price.

     A Participant's basis for determination of gain or loss upon the subsequent disposition of Common Stock acquired upon the exercise of a nonqualified option award will be the amount paid for such Common Stock plus any ordinary income recognized as a result of the exercise of such option award. Upon disposition of any Common Stock acquired pursuant to the exercise of a nonqualified option award, the difference between the sale price and the Participant's basis in the Common Stock will be treated as short-term or long-term capital gain or loss, depending on how long the Participant has held the Common Stock.

     In general, there will be no federal income tax deduction allowed to the Company upon the grant or termination of a nonqualified option award or a sale of disposition of the Common Stock acquired upon the exercise of a nonqualified option award. However, upon the exercise of a nonqualified option award, the Company will be entitled to a deduction for federal income tax purposes equal to the amount of ordinary income that a Participant is required to recognize as a result of the exercise, provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an "excess parachute payment" within the meaning of Section 280G of the Code and is not disallowed by the $1 million limitation on certain executive compensation under Section 162(m) of the Code.

     Withholding. Any ordinary income realized by the Participant upon the exercise of an ISO or nonqualified option award is subject to withholding of federal, state and local income tax and to withholding of the Participant's share of tax under FICA and FUTA.

     To satisfy federal, state and local income tax withholding requirements, the Company will require that the Participant remit to the Company an amount sufficient to satisfy the withholding requirements.

     Withholding does not represent an increase in the Participant's total income tax obligation, since it is fully credited toward his or her tax liability for the year. Additionally, withholding does not affect the Participant's basis in any Common Stock. Compensation income realized and tax withheld will be reflected on Forms W-2 supplied by the Company to employees by January 31 of the succeeding year.

     Special Withholding Rules for Incentive Options Exercised During the Holding Period. According to Internal Revenue Service ("IRS") Notice 2002-47, 2002-28 I.R.B. 97, the IRS' current position is that it will not (1) assess FICA or FUTA taxes upon the exercise of an ISO or the disposition of stock acquired by an employee pursuant to the exercise of an ISO, and (2) will not treat the exercise of an ISO, or the disposition of stock acquired by an employee pursuant to the exercise of an ISO, as subject to federal income tax withholding. However, to the extent that a Participant recognizes ordinary income due to the sale of Common Stock acquired by the exercise of an ISO, the Participant still must include compensation in income relating to the disposition of Common Stock acquired by the exercise of an ISO. In addition, we must report on Form W-2 any payment to an employee (or former employee) that is at least $600 in a calendar year, even if the payment is not subject to federal income tax withholding.

     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS APPROVE THE EMPLOYEE PLAN.


                                 PROPOSAL FOUR:

                           APPROVAL OF AN AMENDMENT TO
                THE COMPANY'S RESTATED ARTICLES OF INCORPORATION
                      TO DECLASSIFY THE BOARD OF DIRECTORS

     On October 20, 2004, the Board of Directors approved a proposal to amend the Company's Restated Articles of Incorporation to delete Section 8.2, which currently provides that the Board be divided into two classes of Directors, Class I and Class II, with each class elected for a term expiring at the annual meeting of the Company's shareholders held in the second year following their election. The amended and substituted Section 8.2 would provide for one class of Directors beginning with the slate of Directors proposed to the shareholders at the annual meeting of the Company's shareholders in 2005. Members of the single class would be subject to re-election every year. The proposal to amend the Restated Articles of Incorporation requires the approval of holders of a majority of the shares present in person or represented by proxy and entitled to vote. The text of the existing and proposed versions of Section 8.2 is set forth below.

Current  Section  8.2  of  the  Company's  Restated  Articles  of Incorporation.
-------------------------------------------------------------------------------

8.2 The directors shall be divided into two (2) classes with respect to the time for which they severally hold office, designated Class I and Class II. Class I shall be composed of four (4) directors who shall hold office until the 1994 Annual meeting and until their respective successors shall be elected and shall qualify. Class II shall be composed of three (3) directors (the initial members of this class being designated in the Plan), who shall hold office until the annual meeting of the shareholders in 1993 and until their respective successors shall be elected and shall qualify. Upon expiration of the initial terms of the office of directors as classified above, their successors shall be elected for a term expiring at the annual meeting of the Corporation's shareholders held in the second year following the year of their election. Any director elected to fill any vacancy on the Board of Directors shall hold office for the remainder of the full term of the class of directors in which such vacancy occurs.

     Section  8.2  as amended to reflect the changes discussed above in Proposal
     ---------------------------------------------------------------------------
Four.
 ---

     8.2 Beginning with the Company's 2004 annual meeting of shareholders, if the shareholders vote to amend the Restated Articles to so provide, there shall be one (1) class of directors, who shall be elected annually. Those directors currently referred to as Class I Directors, who are nominated for election at the 2004 annual meeting of shareholders, if elected, will hold office until the 2005 annual meeting of shareholders, at which time they, or their successors, must be nominated for election as members of a single class of directors. Those directors currently referred to as Class II Directors, who were elected at the 2003 annual meeting of shareholders to hold office until the 2005 annual meeting of shareholders, will complete their terms at the 2005 annual meeting of shareholders, at which time they, or their successors, must be nominated for election as members of a single class of directors. Any director elected to fill any vacancy on the Board of Directors shall hold office for the remainder of the full term of the director whose position such newly elected director fills.

     If Proposal Four is not approved by the shareholders, directors will continue to be elected by class, with the members of each class holding office for a term to expire at the annual meeting of the Company's shareholders held in the second year following the year of their election.

     Background. Classified boards of directors have been widely adopted by companies and have a long history in corporate law. Proponents of classified boards assert that they promote the independence of directors in that directors elected for multi-year terms are less subject to outside influence. Proponents of classified boards also believe that they provide continuity and stability in the management of the business and affairs of a company since a majority of the directors will have prior experience as directors of the company. Proponents further assert that classified boards may enhance stockholder value by motivating an entity seeking control of a target company with a classified board to initiate arms-length discussions with the board of the target company because the entity would be unable to replace the entire board in a single election.

     Some investors have, however, come to view classified boards as having the effect of insulating directors from accountability to a company's shareholders. A classified board, for example, limits the ability of stockholders to elect all directors on an annual basis and thereby exercise influence over a company, and may discourage proxy contests in which shareholders have an opportunity to vote for a competing slate of director nominees. The election of directors is the primary means for shareholders to influence the business and affairs of a company and to hold directors accountable for implementation of policies.

     Management and the Board of Directors agree that one class of directors to be annually elected is consistent with good governance practices and provides greater accountability of the Board to the Company's shareholders.

     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS APPROVE THIS AMENDMENT TO THE RESTATED ARTICLES OF INCORPORATION.

             INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

     Our non-employee directors may benefit from the Directors Plan as non-employee directors may be eligible to participate in the Directors Plan and may receive benefits and awards under the Directors Plan. Certain non-employee directors have already received awards under the Directors Plan that are subject to shareholder approval of the Directors Plan. These awards are described in this Proxy Statement under the caption "New Plan Benefits" in Proposal Two. Our employees, including our employee directors, our executive officers and their associates, may have a substantial interest in, and may benefit from, the Employee Plan as such persons may be eligible to participate in the Employee Plan and may receive benefits and awards under the Employee Plan.

     The Board of Directors, in approving the Directors Plan and the Employee Plan, may have different and/or conflicting interests than or with the shareholders of the Company. In addition, the Board of Directors, management and employees of the Company, and shareholders affiliated with the Company may have different and/or conflicting interests than or with the shareholders of the Company that are not affiliated with the Company in any capacity other than in their capacity as a shareholder of the Company, including interests arising from ownership of securities of the Company under the Directors Plan or the Employee Plan that are not shared on a pro rata basis by all shareholders of the Company.


                              SHAREHOLDER PROPOSALS
                           FOR THE 2005 ANNUAL MEETING

     If a shareholder wishes to present a proposal at the Annual Meeting of Shareholders tentatively scheduled for December 14, 2005, the shareholder must deliver his or her proposal to the Company at its principal executive offices a reasonable time before the Company begins to print and mail its proxy materials for such Annual Meeting in order to have that proposal included in the proxy materials of the Company for such Annual Meeting of Shareholders. If a shareholder wishes to present a proposal at the 2005 Annual Meeting of Shareholders outside the processes of Rule 14a-8 of the Securities Exchange Act of 1934, as amended, the shareholder must notify the Company in writing of his or her intent to make such presentation no later than 50 calendar days nor more than 75 calendar days prior to the 2005 Annual Meeting (provided, however, that in the event that less than 65 calendar days notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be so received no later than the close of business on the 15th calendar day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever first occurs) and otherwise in accordance with the advance notice provisions in the Company's bylaws or the Company may have the right to determine and declare to the meeting that such proposal was not properly brought before the meeting in accordance with the bylaws of the Company and/or exercise its discretionary voting authority when such proposal is presented at the Annual Meeting of Shareholders, without including any discussion of that proposal in the proxy materials for the Annual Meeting.

     To  be  in  proper  form, a shareholder's notice must include the specified information  concerning  the  proposal  or nominee as described in the Company's
Bylaws. A shareholder who wishes to submit a proposal or nomination is encouraged to seek independent counsel with regard to the Company's Bylaws and SEC requirements. The Company may not consider any proposal or nomination that does not meet its Bylaw requirements and the SEC's requirements for submitting a proposal or nomination. Notices of intention to present proposals at the Company's 2005 Annual Meeting of Shareholders should be addressed to the Corporate Secretary, Pizza Inn, Inc., 3551 Plano Parkway, The Colony, TX 75056, or by fax to (469) 384-5061, or by e-mail to corporate_secretary@pizzainn.com.
                                               --------------------------------
The Company reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

                             STOCK PERFORMANCE GRAPH

     The following graph compares the cumulative annual total shareholder return (change in share price plus reinvestment of any dividends) on the Common Stock versus two indexes for the past five fiscal years. The graph assumes $100 was invested on the last trading day of the fiscal year ending June 28, 1998. Prior to the first quarter of fiscal year 1998 and subsequent to the second quarter of fiscal year 2001, the Company did not pay cash dividends on its Common Stock during the applicable period. The Dow Jones Equity Market Index is a published broad equity market index. The Dow Jones Entertainment and Leisure Restaurant
Index is compiled by Dow Jones and Company, Inc., and is comprised of seven public companies, weighted for the market capitalization of each company, engaged in restaurant or related businesses (CKE Restaurants, Inc., Brinker International, Inc., Cracker Barrel Old Country Store, Inc., Darden Restaurants, Inc., McDonald's Corporation, Tricon Global Restaurants, Inc., and Wendy's International, Inc.).





PIZZA INN INC NEW
                           Cumulative Total Return
                                         6/27/1999  6/25/2000  6/24/2001  6/30/2002  6/29/2003  6/27/2004



PIZZA INN, INC. . . . . .                   100.00     107.90      69.33      40.89      68.69      90.09
DOW JONES US TOTAL MARKET                   100.00     113.03      96.50      79.46      80.51      96.13
DOW JONES US RESTAURANTS.                   100.00      79.06      81.09      96.18      86.50     106.18


                                  MISCELLANEOUS

The accompanying proxy is being solicited on behalf of the Company. The cost of solicitation has been or will be borne by the Company. Proxies may also be solicited by directors, officers and employees of the Company in person or by telephone, telefax, or email without compensation for those activities other than reimbursement for out-of-pocket expenses. Arrangements may also be made with brokerage houses and other custodians, nominees, and fiduciaries for the forwarding of solicitation materials to the beneficial owners of stock held of record by such persons and the Company may reimburse them for reasonable out-of-pocket expenses of such solicitation.

     A  COPY  OF  THE  COMPANY'S  ANNUAL REPORT ON FORM 10-K EXCLUDING EXHIBITS,
DATED SEPTEMBER 24, 2004, IS BEING FURNISHED TO SHAREHOLDERS WITH THIS PROXY STATEMENT. COPIES OF SUCH EXHIBITS WILL BE FURNISHED UPON WRITTEN REQUEST AND UPON REIMBURSEMENT OF THE COMPANY'S REASONABLE EXPENSES FOR FURNISHING SUCH EXHIBITS. REQUESTS SHOULD BE ADDRESSED TO PIZZA INN, INC., 3551 PLANO PARKWAY, THE COLONY, TEXAS 75056, ATTENTION: CORPORATE SECRETARY.




This Proxy, when properly executed, will be voted by the Proxies in the manner designated below. If this Proxy is returned signed but without a clear voting designation, the Proxies will vote FOR Item 1, Item 2, Item 3, and Item 4.


                                                            Please  mark  Your
                                                            votes  as  indicated
                                                              IN  THIS  EXAMPLE.
                                                                     [X]

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEM 1, ITEM 2, ITEM 3, AND ITEM 4.
Item  1.     ELECTION  OF  CLASS  I  DIRECTORS.     Nominees: Bobby L. Clairday,
                                                             John D. Harkey, Jr.
                                                                 Timothy P. Taft
                                                               Mark  E.  Schwarz
                                                              (or any substitute
                                                           nominee or substitute
                                                         nominees, if any of the
                                                            foregoing persons is
                                                     unable to serve or for good
                                                       cause will not serve)

            WITHHELD
     FOR     FOR  ALL     WITHHELD  FOR: (Write that nominee's name in the space
                                          provided  below).
     [  ]     [   ]       ------------------------------------------------------


Item  2.     ADOPTION  OF  A  NON-EMPLOYEE  DIRECTORS  STOCK  OPTION AWARD PLAN.

     FOR     AGAINST          ABSTAIN
     [  ]     [   ]              [  ]


Item  3.     ADOPTION  OF  AN  EMPLOYEE  INCENTIVE  STOCK  OPTION  AWARD  PLAN.
     FOR     AGAINST          ABSTAIN
     [  ]     [   ]              [  ]

Item  4.     AMENDMENT  OF  THE RESTATED ARTICLES OF INCORPORATION TO DECLASSIFY
                    THE  BOARD  OF  DIRECTORS.
     FOR     AGAINST          ABSTAIN
     [  ]     [   ]              [  ]


If  you  plan  to  attend  the  Annual         WILL
Meeting,  please  mark the  WILL             ATTEND
ATTEND  block.                                 [  ]


                                                               Date     ,  2005

                                   _____________________________________________
                                   Signature

                                   _____________________________________________
                                   Signature  if  held  jointly

                                   NOTE:  Please  sign  as  name appears hereon.
                                   Joint owners should each sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title.

                              FOLD AND DETACH HERE
PROXY
     (1)     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                                 PIZZA INN, INC.
                               3551 PLANO PARKWAY
                             THE COLONY, TEXAS 75056
                 ANNUAL MEETING OF SHAREHOLDERS ON JUNE 23, 2005

     The undersigned, revoking all proxies heretofore given, hereby appoints Kevin A. Kleiner and Shawn M. Preator, or either of them, as proxies of the undersigned, with full power of substitution and resubstitution, to vote on behalf of the undersigned the shares of Pizza Inn, Inc. (the "Company") that the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held at 10:00 a.m., Dallas time, on Thursday, June 23, 2005, at the Company's corporate offices, 3551 Plano Parkway, The Colony, Texas 75056, and at all adjournments thereof, as fully as the undersigned would be entitled to vote if personally present, as specified on the reverse side of this card and on such other matters as may properly come before the meeting or any adjournments thereof. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.